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[USL LETTERHEAD]


FOR IMMEDIATE RELEASE

For More Information Contact:
Linda Stephenson   (4l4) 273-4680




                     UNITED STATES LEATHER, INC. MEETS WITH
                                ITS BONDHOLDERS



MILWAUKEE, WI, SEPTEMBER 24, 1997. . . .United States Leather, Inc. (USL)
announced today at a special meeting of its bondholders in Milwaukee that it has recommended a process to deleverage its balance sheet.

     Anthony Biancanello, president and chief executive officer of USL, said "management believes this action allows the company to invest more fully in its future."

     United States Leather is a diversified manufacturer of finished leather, serving the automobile, furniture and footwear markets. The company currently has 1600 employees and has manufacturing operations that include Pfister & Vogel and A.L. Gebhardt in Milwaukee, Lackawanna Leather in Conover, N.C. and Omaha, NE, A.R. Clarke in Toronto, Canada and other operations in Berlin, WI and New Albany, IN.


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U.S. LEATHER MEETS WITH ITS BONDHOLDERS/ADD ONE



     In the past year and a half, the company has returned its corporate focus to its core businesses (automobile, furniture and footwear), divested itself of several non-core assets, renewed the company's focus on quality and delivery performance, implemented company-wide information and management systems and
restructured its banking arrangements.   "This undertaking is designed to
improve management and operational competence, restore technical leadership, expand market coverage and make required strategic investments," Biancanello
said.   "USL's bank lending group is supportive of the company's actions."   The
firm, Houlihan Lokey Howard & Zukin, has been retained to assist the company in this process.

     Biancanello stressed that "this process will have no impact on the way the company does business."

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